YEAR ENDED JUNE 30,
                                      1997        1996        1995
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

PRIMARY EARNINGS PER SHARE:

NET EARNINGS APPICABLE TO
 COMMON STOCK                         $517        $434         $195
                                       ===         ===          ===
AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENTS SHARES
  OUTSTANDING:

  AVERAGE COMMON SHARES OUTSTANDING  1,648        1,704        1,701
  DILUTIVE EFFECT OF STOCK OPTIONS       0            0          N/A
                                     -----        -----        -----
                                     1,670        1,704        1,701
                                     =====        =====        =====

PRIMARY EARNINGS PER SHARE            $.31         $.25         $.11
                                      ====         ====         ====
                                -31-